UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2016

New Residential Investment Corp.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-35777	45-3449660
(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 45th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 479-3150

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Purchase Agreement

On August 8, 2016, New Residential Mortgage LLC (“NRM”), a Delaware limited liability company and a wholly-owned subsidiary of New Residential Investment Corp. (the “Company”), entered into a flow and bulk agreement for the purchase and sale of mortgage servicing rights (the “Purchase Agreement”) with Ditech Financial LLC (“Ditech”). Pursuant to the Purchase Agreement, NRM agreed to (i) purchase the mortgage servicing rights (“MSRs”) and related servicing advances with respect to approximately 272,000 existing residential mortgage loans in Federal National Mortgage Association pools with a total unpaid principal balance (“UPB”) of approximately $33 billion (the “Existing MSRs”) for an aggregate purchase price of approximately $215 million in cash, subject to certain adjustments set forth in the Purchase Agreement, and (ii) provide ongoing daily pricing to Ditech for the purchase of MSRs from Ditech relating to new mortgage loans originated or purchased by Ditech on a flow basis and pooled into Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Government National Mortgage Association (collectively, the “Agencies”) securities (the “Flow MSRs”). The initial term of the Purchase Agreement is three years, with annual, one-year renewals thereafter, subject to certain termination rights; provided, that, NRM may decline to provide pricing for Flow MSRs on any day and may terminate the Purchase Agreement with respect to Flow MSRs on 30 days’ notice. The purchase of the Existing MSRs and any Flow MSRs are subject to, among other customary conditions, the approval of the applicable Agencies. Ditech will initially service the mortgage loans related to the Existing MSRs and the Flow MSRs pursuant to the Subservicing Agreement referred to below.

Guaranty

On August 8, 2016, in connection with the entry of the Purchase Agreement, Walter Investment Management Corp. (“Walter”), a Maryland corporation and the parent of Ditech, provided NRM with a payment and performance guaranty of Ditech’s obligations, including repurchase and indemnification obligations, under the Purchase Agreement.

Subservicing Agreement

On August 8, 2016, in connection with the entry of the Purchase Agreement, NRM and Ditech entered into a subservicing agreement (the “Subservicing Agreement”), pursuant to which Ditech agreed to act as subservicer for NRM and perform all of the actual servicing activities (“subservicing”) required under the servicing agreements relating to the Existing MSRs, any Flow MSRs purchased by NRM under the Purchase Agreement and certain other MSRs that may be acquired in the future by NRM. Under the Subservicing Agreement and related documents, Ditech will perform all daily servicing obligations on behalf of NRM, including collecting payments from borrowers and offering refinancing options to borrowers for purposes of minimizing portfolio runoff. Ditech agreed to perform subservicing on behalf of NRM at fixed prices set forth in the Subservicing Agreement for an initial term of one year, with annual, one-year renewals thereafter, subject to certain termination rights set forth in the Subservicing Agreement. With respect to NRM, the initial term of the Subservicing Agreement will expire on the first anniversary of the effective date and shall automatically terminate unless renewed on a month-by-month basis, subject to certain termination rights set forth in the Subservicing Agreement.

WCO Transaction

NRM, Walter and Walter Capital Opportunity, LP have agreed in principle for the purchase and sale of substantially all of the assets of Walter Capital Opportunity, LP and its subsidiaries (“WCO”), along with certain related assets owned by Walter, which, collectively, represent approximately $35 billion UPB of MSRs for a purchase price of approximately $264 million. The transaction, which is subject to negotiation and execution of definitive documentation, is expected to contain similar general terms, including term, representations and warranties, covenants and indemnification, and be subject to similar conditions precedent, such as regulatory and government-sponsored enterprise approvals, as the Purchase Agreement described above, as well as additional terms and conditions customary for a transaction of this type. There can be no assurance that definitive documentation will be entered into on the terms described herein, or at all. Upon acquisition of the assets in the WCO transaction, Ditech will subservice the related mortgage loans for NRM under the Subservicing Agreement described above.

Press Release

On August 9, 2016, the Company and Walter jointly issued a press release in connection with the transactions described herein. The full text of the press release is being filed herewith as Exhibit 99.1 and the information contained therein is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated August 9, 2016.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW RESIDENTIAL INVESTMENT CORP.
(Registrant)

/s/ Nicola Santoro, Jr.
Nicola Santoro, Jr.
Chief Financial Officer and Treasurer

Date: August 10, 2016

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EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	Press Release, dated August 9, 2016.

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